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Exhibit 10.3.

QUESTAR CORPORATION
EXECUTIVE INCENTIVE RETIREMENT PLAN
(As Amended and Restated effective January 1, 2005)

1.     PURPOSE

        The Executive Incentive Retirement Plan (hereinafter referred to as the Plan) is intended to enable Questar Corporation and its subsidiaries to meet competition and to attract and retain key management personnel by helping such individuals to maintain their standards of living at retirement and providing for their families in the event of their death. The Plan is being amended effective January 1, 2005, to make a good-faith effort to comply with the requirements of the American Jobs Creation Act of 2004.

2.     DEFINITIONS

        Unless otherwise required by the context, the terms used herein shall have the meanings set forth below.

        "Board" shall mean the Board of Directors of Questar Corporation.

        "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

        "Company" shall mean Questar Corporation and any other organization controlled by or controlling Questar Corporation, or any successor thereto.

        "Compensation" of a Nominee shall mean the total base salary paid to the Nominee by the Company and all Participating Corporations, but excluding any other forms of additional compensation such as bonuses, contributions made to or under any form of employee benefit program, or ordinary income recognized as a result of exercising stock options. Compensation shall include any base salary deferred by the Nominee under the Company's tax-qualified plans or nonqualified plans and any base salary reductions under the Company's Cafeteria Plan and any pre-tax parking payments that are not includable in the Nominee's gross income. Compensation during a period of leave of absence approved by the Board shall be assumed to be equal to the Nominee's full time earnings immediately prior to such leave.

        "Dependent" shall mean the unmarried natural or adopted child of the Nominee prior to the attainment of age 18 by such child, provided such child is a dependent of such Nominee as defined by the Internal Revenue Service at the time of death of the Nominee.

        "Family Protection Benefit" shall mean the benefit payments defined in Section 7 of this Plan.

        "Final Average Earnings" shall mean the highest average annual Compensation paid to the Nominee during any period of 72 consecutive semi-monthly pay periods of employment with the Company and/or any Participating Corporation.

        "Nominee" shall mean an employee nominated for participation in the Plan who agrees to participate by signing an agreement.

        "Participating Corporation" shall mean an organization participating in the Plan in accordance with the provisions of Section 3.

        "Participating Service Units" shall mean a measure of employment with the Company determined as follows: each Nominee shall be credited with a total of 100 Participating Service Units for each full calendar year of employment, disability leave, or approved absence with the Company and/or any Participating Corporation (prorated for any calendar year in which such Nominee has less than a full calendar year of employment, disability leave, or approved absence).

        "Regular Retirement Plan" shall mean any retirement plan maintained by the Company that qualifies as a defined benefit plan under the terms of ERISA.

        "Retired Nominee" shall mean a Nominee who is receiving benefits under the Plan.

        "Retirement Benefits" shall mean the benefit payments defined in Section 5 and Section 6 of the Plan.

        "Spouse" shall mean the person to whom the Nominee is legally married continuously for one year immediately prior to the date of the Nominee's death if death occurs prior to the Nominee's retirement or continuously for one year immediately prior to the Nominee's retirement date if the Nominee's death occurs after retirement. The term shall not include any person from whom the Nominee is divorced after his/her retirement.

3.     PARTICIPATING CORPORATIONS

        The benefits provided to Nominees and their families by the Plan depend upon the employment and compensation histories of the Nominees.

        The Plan will recognize all employment with the Company including periods of employment with a predecessor organization immediately prior to the acquisition of control of such organization by the Company.

        Compensation paid directly by the Company to the Nominee will be recognized for the purpose of determining the benefit payable under this Plan. The amount of Compensation paid by any other organization affiliated with the Company will be recognized only if the Company's Board designates such organization as an eligible Participating Corporation, and the Board of Directors of such designated organization adopts a resolution agreeing to participate under the terms of the Plan. A Participating Corporation may revoke future participation at any time, except, however, that such revocation shall not deprive any Nominee, Retired Nominee, Spouse, or Dependent of benefits that such person receiving or is eligible to receive.

        The benefits payable to any Nominee or to the Nominee's family that depend upon amounts of Compensation shall be allocated among the Participating Corporations.

        The Company may provide a funding source for benefits payable under the Plan by purchasing insurance policies on the lives of Nominees. The premiums, cash values, loans and interest of any policy on the life of a Nominee whose benefits depend upon Compensation paid by two or more organizations will be allocated among the Participating Corporations.

4.     PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

        Participation in this Plan shall be limited to those key executive employees of the Company or its affiliates nominated prior to June 20, 1986, by the Company's Board or the Board of Directors of a Participating Corporation. To become eligible for Retirement Benefits under the Plan, a Nominee must have continued in the employment of the Company until completion of 15 years of service or the attainment of age 65, whichever first occurs. Any Nominee who reaches age 65 or who has a total of 15 years of service with the Company (counting no single annual period of service more than once) and who is at such time a Nominee of more than one Participating Corporation, shall be eligible for Retirement Benefits as herein provided from all Participating Corporations having nominated such employee.

        The Company may impose such other terms and conditions as it shall deem to be desirable including but not limited to an agreement that the Nominee shall consult upon the request of the Company following retirement and shall not disclose any trade secrets or other confidential information and shall engage in no competitive business activities, directly or indirectly, after retirement.

        All Nominees who elect to participate must sign an agreement and consent to insurance being issued upon their lives to be paid for by the Company and with the Company as beneficiary and agree to terms and conditions above specified. Such agreements shall not constitute an employment contract, and the Company may dismiss or demote such Nominee as an officer at any time. The Nominee may voluntarily terminate employment as an officer at any time. A Nominee who ceases to serve as an officer shall be terminated from this Plan and shall forfeit all benefit rights under this Plan unless the Nominee has satisfied the eligibility requirements as hereinafter provided prior to the date on which service as an officer ends.

5.     RETIREMENT BENEFITS

        A Nominee who becomes eligible for retirement benefits under the Company's Regular Retirement Plan shall be eligible to commence Retirement Benefits under this Plan. Except as set forth in Section 6, the first payment of Retirement Benefits will be due on the first day of the month following retirement under the provisions of a Regular Retirement Plan, and payments will continue on the first of each month thereafter so long as the Nominee is alive. (The operation of this provision may be subject to the six-month delay rule set forth below in Section 7.)

        A Nominee who is not eligible to receive benefits under the Company's Regular Retirement Plan may receive Retirement Benefits under this Plan if declared eligible to receive such benefits by the Board of Directors.

        A Nominee may elect to waive any Retirement Benefits payable under the terms of this Plan to the extent that such benefits would be payable under the Company's make-up Supplemental Executive Retirement Plan in the absence of the Nominee's participation in this Plan.

        The basic annual retirement amount of such a Nominee shall be ten percent (10%) of the Final Average Earnings of the Nominee.

6.     LUMP-SUM ELECTION

        A Nominee has a one-time election to receive the present value of his Retirement Benefit in a lump sum. If the Nominee has not made the election prior to January 1, 2005, the Nominee is required to make this election at least five years prior to his retirement. The present value of the Retirement Benefit shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for the 30-year Treasury bonds prior to the Nominee's retirement. When making this election, the Nominee shall also indicate when the lump-sum payment shall be made and if it is to be made in more than one installment. The full amount of any lump-sum payment, together with credited interest, must be paid within five years of the Nominee's retirement. Any deferred payouts of lump-sum payments shall be credited with interest calculated at a monthly rate using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. (The appropriate 30-year Treasury bond shall be the bond that has the closest maturity date (by month) preceding the date on which the interest is to be credited.) Any lump-sum payments that are not deferred shall be paid on the first business day of the month following the Nominee's retirement date or as soon thereafter as is administratively practicable. The Nominee's spouse must consent to the Nominee's election to receive a lump-sum payment. This consent must be in writing and must acknowledge the effect of such election.

        As of January 1, 2005, any Nominee who fails to timely make an election at least one year prior to his retirement will be paid his Retirement Benefit in one lump-sum payment six months after his separation from service.

        Any Nominee, by definition, is a Key Employee for purposes of the American Jobs Creation Act of 2004. Pursuant to the provisions of such act, such Nominee cannot receive a distribution of his Retirement Benefit that exceeds the present value of such benefit as of December 31, 2004, until six months following his separation from service. Any advance election made by a Nominee to receive a full or first installment payment of his Retirement Benefit at retirement shall be deemed to be an election to receive a full or first installment of the present value of his Retirement Benefit as of December 31, 2004, and an election to receive a full or first installment payment of the increase in his Retirement Benefit after December 31, 2004, at the earliest possible date permitted under federal tax law. In the event that any portion of the Nominee's Retirement Benefit is delayed to comply with the provisions of this paragraph, such portion shall be credited with interest as set forth above.

        In the event that the Nominee has made a timely election to receive payments of his Retirement Benefit in two or more annual installments that begin at retirement, he shall receive a payment of the first installment at retirement to the extent that it represents the present value of such Retirement Benefit as of December 31, 2004 and the remaining payment of the first installment six months following retirement. The second installment of the Retirement Benefit shall be distributed one year after the payment at retirement.

        This rule does not apply to Retirement Benefit payments that are made in the event of a Nominee's separation from service due to death or disability.

7.     FAMILY PROTECTION BENEFITS

        A Family Protection Benefit shall become payable upon the event that the Nominee dies in the active service of the Company or after retirement and leaves a surviving Spouse or Dependent.

        In the event that the Nominee dies prior to retirement and before having 25 years of service or satisfying the age and service requirements for early or normal retirement under the Company's Regular Retirement Plan, the amount of the Family Protection Benefit shall be equal to the full benefit calculated in accordance with Section 5 that would have been payable if the Nominee had been deemed to have satisfied the eligibility requirements under this Plan as of the date of death. The first payment will be due on the first day of the month following the date of death, and payments will continue on the first day of each month thereafter provided that the Spouse or a Dependent is alive and, in the case of a Dependent, until such Dependent has reached his/her 18th birthday.

        In the event that the Nominee dies prior to retirement but after having 25 years of service or satisfying the age and service requirements for early or normal retirement under the Company's Regular Retirement Plan, the amount of the Family Protection Benefit shall be equal to one-half of the benefit calculated in accordance with Section 5 that would have been payable if the Nominee had been deemed to have satisfied the eligibility requirements under this Plan as of the date of death. The first payment will be due on the first day of the month following the date of death, and payments will continue on the first day of the month thereafter provided that the Spouse or a Dependent is alive and, in the case of a Dependent, until such Dependent has reached his/her 18thbirthday.

        In the event that the Nominee dies after retirement and did not elect a lump-sum, the amount of the Family Protection Benefit shall be equal to one-half of the Nominee's Retirement Benefits under this Plan. The first payment will be due on the first day of the month following the date of death and payments will continue on the first of each month thereafter provided that the Spouse or a Dependent is alive and, in the case of a Dependent, until such Dependent has reached his/her 18th birthday.

        Family Protection Benefit payments shall be paid in full to the surviving Spouse or divided equally amongst those Dependents who have not reached their 18th birthdays in the event that there is no Spouse.

8.     ALLOCATION OF BENEFITS

        Benefit payments from the Plan attributable to a Nominee will be allocated to and paid directly by the Company and the Participating Corporations.

9.     FINANCING THE BENEFITS

        The Company may enter into life insurance policies on the lives of the Nominees to protect against the burdens of premature death and to provide for an orderly financing program. The policies will be owned by the Company, and the proceeds will be paid to the Company. The Nominee will have no beneficial interest in any such insurance policy.

        The premium payments, cash values, loans and interest of any policies on the life of a Nominee for any calendar year will be allocated among the Participating Corporations.

        Proceeds from policies on the lives of Nominees will be allocated in proportion to the premiums paid by and for which each Participating Corporation is ultimately responsible.

10.   PAYMENT OF BENEFITS

        Benefits as well as premium payments will be the obligation of the Company and/or Participating Corporations.

11.   ADMINISTRATION

        The Management Performance Committee of the Company's Board shall administer the Plan and may appoint an officer of the Company to assist the Committee with this responsibility. The Board shall have the sole responsibility to interpret the Plan and adopt such rules and regulations for carrying out the Plan as it may deem necessary. Decisions of the Board shall be final and binding.

12.   SUCCESSOR TO THE COMPANY

        The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

13.   CHANGE IN CONTROL AND LEGAL FEES

        The Company shall pay all legal fees and expenses that a Retired Nominee, Nominee, or Spouse may reasonably incur as a result of the Company's contesting the validity or enforceability of such person's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company.

        In the event that a Change in Control of the Company occurs and a Nominee's employment with the Company or its successor(s) terminates, the Nominee shall receive a full lump-sum payment of his Retirement Benefits calculated as set forth in Section 6 within 30 days of his/her termination.

        A Change in Control of the Company shall be deemed to have occurred if (i) any Acquiring Person (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and U. S. Bank, National Association) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company's Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to all required regulatory approvals, have been obtained and unless the Change in Control event satisfies the requirements for accelerated distributions set forth in Section 409A of the Code.

14.   AMENDMENT OR TERMINATION

        The Board may at any time amend, alter, modify or terminate this Plan; provided, however, that any such action shall not adversely affect the rights of any Retired Nominees or their Spouses receiving benefits or current Nominees or their Spouses or Dependents then eligible to receive benefits under the Plan on the date of such amendment, alteration, modification or termination.

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QUESTAR CORPORATION EXECUTIVE INCENTIVE RETIREMENT PLAN (As Amended and Restated effective January 1, 2005)